Exhibit 99.2

Form of Amendment to Asset Purchase Agreement

This amendment (the “Amendment”), entered into as of this 14th day of September, 2018 by and among GrowGeneration Corp., a Colorado corporation (the “Issuer”), GrowGeneration HG Corp., a wholly-owned subsidiary of the Issuer (together with the Issuer, collectively, the “Buyer Parties”), and Virgus, Inc. d/b/a/ Heavy Gardens (the “Seller”) (collectively, the “Parties”), modifies and amends that certain Asset Purchase Agreement (the “Purchase Agreement”) entered into on August 30, 2018 by and among the Parties.

Any term contained in the Purchase Agreement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Purchase Agreement. Except as modified or supplemented hereby, this Amendment should be read together with all of the terms set forth in the Purchase Agreement. Capitalized terms used in this Amendment and not defined herein are used as defined in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, in addition to certain cash payments, the purchase price paid to the Seller for the Assets also includes (i) 50,000 shares of restricted common stock of the Issuer (the “Shares”), plus an additional bonus of 15,000 shares for each incremental $1 million of gross revenue generated by the store over $2 million in any calendar year, up to a maximum of 120,000 bonus shares (i.e. a maximum of 150,000 shares in total).

WHEREAS, Section 2.4 of the Purchase Agreement provides that at Closing the Buyer shall deliver, inter alia, 50,000 shares of restricted common stock of the Issuer to the Seller and “(d) a stock certificate to be held in the name of Jeffrey and Sian Callison representing the Shares.

WHEREAS, Section 2.4(d) of the Agreement contains a typographical error and duplicates the Shares to be issued by the Issuer to the Seller as provided in Section 2.4(a).

WHEREAS, this Amendment is hereby entered into in order to clarify the terms in connection with the issuance of the Shares.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants hereinafter set forth, the Parties hereto do hereby agree as follows:

1. Amendment of Section 2.4. The Parties agree that Section 2.4(d) of the Purchase Agreement regarding the issuance of a stock certificate to Jeffrey and Sian Callison shall be removed and deleted in its entirety from the Purchase Agreement. The shares to be issued by the Issuer at Closing as part of the Purchase Price under Section 2.4 shall be a total of 50,000 shares of restricted common stock to the Seller, as provided in Section 2.4(a).

IN WITNESS WHEREOF, the parties have executed this Amendment to Asset Purchase Agreement as of the day and year first written above.

Virgus, Inc. d/b/a Heavy Gardens		GrowGeneration HG Corp.

By:		By:
	Name: Jeffrey Callison		Name: Darren Lampert
	Title: Chief Executive Officer		Title: Chief Executive Officer

GrowGeneration Corp.

By:
Name: Darren Lampert
Title: Chief Executive Officer